Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

5E Advanced Materials, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common stock, par value $0.01 per share	457(o)	—	—	$50,000,000	0.00014760	$7,380.00	—	—	—	—

	Total Offering Amounts					$0		$7,380.00

	Total Fees Previously Paid							$0

	Total Fee Offsets							$0

	Net Fee Due							$7,380.00

(1)

We are registering an indeterminate aggregate amount of Common Stock up to a proposed aggregate offering price of $50,000,000 which may be offered from time to time in unspecified numbers and at indeterminate prices. Pursuant to Rule 416(a) promulgated under the Securities Act, this registration statement also covers an indeterminate number of shares of Common Stock that may become issuable as a result of stock splits, stock dividends or similar transactions relating to the Common Stock registered hereunder.

(2)

Only 125,257,827 out of the 180,000,000 shares of Common Stock are currently available and authorized by the Registrant’s Amended and Restated Certificate of Incorporation, as amended. In order to authorize such shares, the Registrant filed a definitive proxy statement related to a special meeting of stockholders expected to be held on January 12, 2024 to approve an amendment to the Amended and Restated Certificate of Incorporation to increase the number of authorized shares of the Registrant’s Common Stock from 180,000,000 to 360,000,000.